Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A2 of our report dated March 31, 2025 relating to the consolidated financial statements which appeared in Safe & Green Holdings Corp.’s Annual Report for the years ended December 31, 2024 and 2023 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

July 21, 2025